UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 8, 2012

FRANKLIN CREDIT HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	26-3104776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 8, 2012, the mortgage servicing subsidiary of the Registrant, Franklin Credit Management Corporation (“FCMC”), entered into a terms agreement (the “Terms Agreement”) with Bosco Credit II Trust Series 2010-1, a Delaware statutory trust (the “Trust”), for the subservicing of a pool of approximately seven thousand subordinate lien residential mortgage loans. The sole depositor and sole certificate-holder of the Trust is Bosco Credit II, LLC (“Bosco II”), an entity of which the Chairman and President of the Registrant and FCMC, Thomas J. Axon, is the sole member.

The Terms Agreement is effective April 1, 2012, or such other date as mutually agreed by FCMC and the Trust, with a monthly servicing fee principally equal to a percentage of monthly net collections. Pursuant to the Terms Agreement, the servicing of the mortgage loans are governed by a loan servicing agreement dated and made effective as of November 19, 2010 between FCMC and the Trust. FCMC shall service the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry and is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. The servicing of the loans may be terminated without cause and penalty upon thirty days prior written notice.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1*
Terms Agreement, dated February 8, 2012, by and between Franklin Credit Management Corporation and Bosco Credit II Trust Series 2010-1 (portions of this exhibit have been omitted and separately filed with the Commission with a request for confidential treatment).

10.2*	Loan Servicing Agreement, dated and made effective as of November 19, 2010, by and between Bosco Credit II Trust Series 2010-1 and Franklin Credit Management Corporation.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Holding Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           February 10, 2012

FRANKLIN CREDIT HOLDING CORPORATION

By: /s/ Kevin P. Gildea
Name: Kevin P. Gildea
Title: Chief Legal Officer and Secretary